Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information:

Public Relations	Investor Relations
Barbara Heffner	Timothy Dolan
CHEN PR, Inc.	Integrated Corporate Relations

781-672-3112

617-956-6727

bheffner@chenpr.com

tdolan@icrinc.com

PHASE FORWARD ANNOUNCES COMPLETION OF CFO TRANSITION

Waltham, MA – April 2, 2009 – Phase Forward Incorporated (NASDAQ: PFWD), a leading provider of data management solutions for clinical trials and drug safety, today announced that it has completed the previously announced executive transition in which Christopher Menard, formerly vice president of finance, has succeeded Rodger Weismann as senior vice president and chief financial officer.

Menard joined Phase Forward in 2001, and in his role as vice president of finance, previously managed worldwide finance and accounting groups responsible for accounting, financial reporting, budgeting, treasury and compliance, external audits and SEC reporting.  His experience at Phase Forward also includes the execution and integration of three acquisitions, successful execution of the IPO and secondary stock offering, implementation of new global financial systems and the recent negotiation of a 10-year lease and management of the build-out of the company’s worldwide corporate headquarters.

Menard began his career at Phase Forward as director of finance before being promoted in 2004 to director of finance and accounting, and then to his current role beginning in 2006.  Prior to Phase Forward, Menard was director of finance and accounting at Clinsoft Corporation, which was acquired by Phase Forward in 2001.  Menard received a Bachelor of Science degree in Business Administration from Babson College and an MBA from Boston College.

Rodger Weismann commented, “Entering 2009, Chris Menard already had responsibility for managing most of Phase Forward’s financial functions on a worldwide basis, and we are very pleased that we were able to quickly and effectively complete the final stages of the CFO transition during the first quarter.  While I will miss serving the company in the CFO role, I look forward to continuing to work with Phase Forward and am reassured that we have a strong executive with Chris’ capabilities and industry experience ready to take over as CFO.”

“The ease of completing the transition process is a reflection of the significant progress made in this regard over the past several years,” said Bob Weiler, Phase Forward’s chief executive officer.  “We cannot thank Rodger enough for his time and efforts in building out a strong finance organization and assuring that we were able to execute this seamless transition.  We appreciate Rodger’s on-going commitment to Phase Forward, and look forward to benefitting from Chris’ contributions as we look to take the company to the next level in the years ahead.”

Rodger Weismann will stay on as a full-time advisor to Phase Forward’s CEO in a variety of areas, including strategic planning and corporate development.

About Phase Forward

Phase Forward is a leading provider of integrated data management solutions for clinical trials and drug safety. The company offers proven solutions for electronic data capture (InForm™), phase I clinic automation

(LabPas™), clinical data management (Clintrial™), clinical trials signal detection (CTSD™), strategic pharmacovigilance (Empirica™ Signal) and Signal Management, adverse event reporting (Empirica™ Trace), applied data standards (WebSDM™) and Web-integrated interactive response technologies (Clarix™). In addition, the company provides services in the areas of application implementation, hosting and validation, data integration, business process optimization, safety data management and industry standards. Phase Forward’s products and services have been utilized in over 10,000 clinical trials involving more than 1,000,000 clinical trial study participants at over 280 organizations and regulatory agencies worldwide including: AstraZeneca, Boston Scientific, Dana-Farber Cancer Institute, Eli Lilly, the U.S. Food and Drug Administration, GlaxoSmithKline, Harvard Clinical Research Institute, Merck Serono, Novartis, Novo Nordisk, PAREXEL International, Procter & Gamble, Quintiles, sanofi-aventis, Schering-Plough Research Institute, Servier, Tibotec and the U.K. Medicines and Healthcare Products Regulatory Agency. Additional information about Phase Forward is available at www.phaseforward.com.

Cautionary Statement

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  This press release contains express or implied forward-looking statements relating to, among other things, company personnel and their continued service and contribution to Phase Forward. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond Phase Forward’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements.  In particular, the risks and uncertainties include, among other things, the ability of Phase Forward to retain its executive personnel.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Phase Forward undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.  For additional disclosure regarding these and other risks faced by Phase Forward, see the disclosure contained in Phase Forward’s public filings with the Securities and Exchange Commission including, without limitation, its most recent Annual Report on Form 10-K.